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EXHIBIT 21.1

This schedule includes a listing of our subsidiaries and jurisdiction of incorporation.

Name of Entity                              Jurisdiction of Formation     Type of Entity
--------------                              -------------------------     --------------
DPC Investment Corp.                        Delaware                      Corporation
Doane Pet Care (Europe) ApS                 Denmark                       Corporation
A/S Arovit Petfood                          Denmark                       Corporation
DPC International Limited                   United Kingdom                Corporation
Doane Pet Care (UK) Limited                 United Kingdom                Corporation
Ipes Iberica S.A.                           Spain                         Corporation
Doane/Windy Hill Joint Venture L.L.C.       Texas                         Limited Liability Company